                                  [LETTERHEAD]




CONTACT:                                                          EXHIBIT 99.2

Norris Battin

The Cooper Companies, Inc.

E-mail: nbattin@usa.net

FOR IMMEDIATE RELEASE

               THE COOPER COMPANIES REPORTS FISCAL FOURTH QUARTER
                                AND 1999 RESULTS

                Fourth Quarter EPS More than Triples to 53 Cents
                        Toric Market Share Gains Continue

                       1999 EPS Up 69%; Revenue Rises 12%

IRVINE, Calif., Dec. 13, 1999 -- The Cooper Companies, Inc. (NYSE/PCX: COO) today reported results for its 1999 fourth quarter and fiscal year ended October 31, 1999. Revenue in the fourth quarter of 1999 was $45.2 million, 11% above the fourth quarter of 1998. For the 1999 fiscal year, revenue increased 12% to $165.3 million. Earnings per share from continuing operations for the fourth quarter of 1999 more than tripled to 53 cents versus a comparable fully taxed pro forma 16 cents in the fourth quarter of 1998. For the fiscal year, earnings per share from continuing operations were up 69% to $1.54 compared with pro forma earnings of 91 cents per share reported for fiscal 1998.

Cash flow per share (pretax income from continuing operations plus depreciation and amortization) rose 136% to 92 cents, up from the 39 cents reported in the fourth quarter of 1998, and 46% to $2.82 in fiscal 1999, up from $1.93 for fiscal 1998. The tax rate for fiscal 1999 was 32.7%.

Commenting on Cooper's 1999 results, A. Thomas Bender, chief executive officer said, "This was a challenging but satisfying year for us. Specialty contact lenses continued to show strong growth with CooperVision's toric product lines leading the way. Our gross margins improved in each quarter, reaching 68% of revenue in the fourth quarter. In the worldwide contact lens market, however, the spherical lens segment continued to move toward commoditization, and some market observers exaggerated the negative effect of laser vision correction on contact lens usage, lowering the attractiveness of the industry to investors."

COOPERVISION (CVI)
Revenue and Market Share

CVI's worldwide core contact lens business - all revenue except OEM sales to other contact lens manufacturers - continues to outpace the global contact lens market. For the fourth quarter, CVI's core revenue grew 18%, and for the fiscal year is up 16%, well ahead of the estimated 6% global market growth. U.S. revenue, about two-thirds of CVI's worldwide contact lens business, grew 22% during the quarter and 18% for the fiscal year. OEM sales of $2 million were down 38% in the quarter and fell 4% year to year.


                                    COOPERVISION REVENUE ANALYSIS



                                              Change vs          Fiscal                 Change vs
Segment                 Q4 1999     % Total    Q4 1998            1999      % Total    Fiscal 1998
--------               --------     -------  ------------      ---------    ---------  ------------

U.S.                       $23.8       64%         22%             $ 82.9        61%          18%
International               11.8       31%         10%               44.3        33%          11%
                           -----      ----                         ------       ----
Core Business               35.6       95%         18%              127.2        94%          16%
OEM                          2.0        5%        (38%)               8.8         6%          (4%)
                           -----      ----                         ------       ----
Total                      $37.6      100%         12%             $136.0       100%          14%
                           =====      ====                         ======       ====

CVI's core product sales in the U.S. grew 22% in the fourth quarter and 18% in the fiscal year. In contrast, the U.S. contact lens market, as measured by the contact lens industry market research audit for the third calendar quarter, grew 4% during the first nine months of the calendar year. CVI believes that it gained almost a full market share point in the U.S. during this period. International core revenue--sales in countries outside the United States plus exports from the U.S.--grew 10% during the quarter and are up 11% over the prior year.

"We believe," said Bender, "that CVI leads all manufacturers of toric contact lenses in the U.S. with about 30% of the total toric market, five share points above our position at this time last year. CVI's total U.S. toric lens business grew 31% in the fourth quarter and 26% for the year, while the calendar nine-months toric market grew only 4%." Toric lenses accounted for about 18% of all U.S. contact lens revenue in the nine-month audit period ended September 30, 1999.

The disposable-planned replacement (DPR) toric market grew about 20% through September 1999 and continues to be the fastest growing category in the U.S. contact lens market. They now account for 61% of the toric category's revenue up from 52% at the same time last year. Of the $32 million total revenue growth in the U.S. contact lens market so far this year, DPR torics account for about $13 million, of which CVI's toric products account for about $8 million.

During the fourth fiscal quarter, CVI's DPR torics grew 45% in the U.S. as Preference Toric, CVI's premium toric brand, and Frequency 55 Toric, positioned at a lower price point, both showed strong results. For the fiscal year, this business grew 41%. CVI believes that it leads the U.S. DPR toric sector with about 34% of the revenue generated, up from 29% a year ago.

U.S. sales of all DPR lenses--torics and spheres together--grew about 9% through the first nine calendar months, according to the latest market research audit. Sales of CVI's DPR lenses in the U.S. grew 42% over last year's fourth quarter, and were 38% ahead for the full year. DPR lenses represent 66% of CVI's U.S. volume and 75% of its worldwide revenue.

Worldwide, CVI's sales of conventional and DPR toric lenses grew 27% and represent 43% of total volume, up from 38% last year. While CVI's total worldwide spherical lens sales grew 5% over 1998, U.S. planned replacement spherical revenue, led by Frequency 55 Sphere, grew 32%. CVI's revenue from toric lenses and DPR spheres now represents 88% of its U.S. business versus 80% in 1998.

New Products

During the fourth quarter, CVI launched Frequency Aspheric in the U.S. market. This lens has an optical design that can improve low light or night vision in selected patients and correct low degrees of astigmatism without the need for a toric lens. CVI expects to introduce a low cost cast molded toric lens, Encore, in January 2000. Encore will compete in the disposable (two-week) toric segment.

Clinical trials continue on a high performance monthly planned replacement bifocal lens. "Any bifocal product we introduce," said Bender, "must meet stringent performance requirements before we introduce it. We must see a high level of success in patients who have been wearing the product for six months or longer."

Markets Outside the U.S.

CVI's Canadian and Italian businesses performed well in the fourth quarter, and the rollout of new products continued in Europe. These include CVI's line of toric lenses, the Frequency Aspheric lens and Frequency 55 UV, which contains an ultra violet light blocking agent. The cast molded toric product--called Frequency EXCEL--was introduced in November in Europe. During the fourth quarter, CVI added to its European infrastructure by acquiring a Swedish contact lens distributor that will serve the Scandinavian market. CVI now has six offshore business units serving major contact lens markets around the world.

In Japan, CVI's partner, Rohto Pharmaceuticals, Inc., continued the rollout of CVI spherical and toric lenses under the Rohto i.Q trade name. Rohto has purchased initial product inventory from CVI and has introduced the products using national television advertising. Initial market response has been encouraging and revenue is tracking above expectations.

Internet Marketing Initiative

Last week, CVI announced that it will add an e-commerce capability to its Internet website, www.coopervision.com. The new marketing initiative will inform consumers about CVI's advanced technology lenses and refer them to local contact lens practitioners who have registered on the CVI site. A second feature will allow practitioners to request CVI to ship lenses directly to their patients or order lenses directly for their own inventory. CVI expects that the new program will result in higher revenue, gross margins and operating income.

CooperVision Margins

CVI's gross margin in the fourth quarter was 68%, up from 67% in the third quarter, 65% in the second quarter and 63% in the first quarter as the sales mix shifted toward higher margin toric lenses and away from lower margin OEM sales. Cost reductions continue at CVI's U.K. manufacturing facility.

COOPERSURGICAL (CSI)
At Cooper's women's healthcare business, CooperSurgical, fourth quarter revenue grew 6% to $7.6 million and was up 5% for the year to $29.4 million. Due primarily to lower new product promotional expenses than last year, operating income for the quarter was four times last year's comparable period. CSI's fiscal 1999 operating margin was 15%, nearly twice the previous year's.

In December, CSI announced that it had completed the acquisition of a line of gynecological products with current annual revenue of about $8 million from BEI Medical Systems Company, Inc. for about $10.5 million cash. The products include well-known brands of uterine manipulators and other niche products for the gynecological surgery market. Physicians use these products both in their offices and in hospitals, and the majority of them are disposable. Cooper expects that the transaction will be accretive to earnings per share during fiscal 2000.

CSI recently received notification that the Health Care Financing Administration
(HCFA) has assigned a specific reimbursement value to the amines portion of the FemExam'r' pH and Amines TestCard System'TM', an accurate, convenient point of care diagnostic test used to help determine if a vaginal infection is bacterial or fungal. The pH section of the card had a value assigned previously. HCFA will reimburse between $10 and $13 for both tests on the card. Third party insurers will use the HCFA value as a benchmark to set their own reimbursement values so that physicians who use the test can receive insurance coverage and bill electronically for it. CSI expects that insurers will make these determinations throughout 2000.

BUSINESS UNIT P&L HIGHLIGHTS ($'s IN MILLIONS)

                                            Three Months Ended October 31, 1999

                     Revenue                                  Operating Income
                                                                                                    % Revenue     % Revenue
                     1999        1998       % Inc.            1999        1998      % Inc.            1999          1998
                     ----        ----       ------            ----        ----      ------            ----          ----

 CVI                 $37.6       $33.4       12%              $12.9       $8.4       55%               34%           25%
 CSI                   7.6         7.2        6%                1.3         .2      384%               17%            4%
                     -----       -----                        -----       ----
 Subtotal             45.2        40.6       11%               14.2        8.6       65%               31%           21%
 HQ Expense             --          --                         (1.8)      (2.0)      n/a
                     -----       -----                        -----       ----

 TOTAL               $45.2       $40.6       11%              $12.4       $6.6       88%               27%           16%
                     =====       =====                        =====       ====






                                             Fiscal Year Ended October 31, 1999

                     Revenue                                  Operating Income
                                                                                                    % Revenue     % Revenue
                     1999        1998       % Inc.            1999        1998      % Inc.            1999          1998
                     ----        ----       ------            ----        ----      ------            ----          ----

 CVI                $136.0      $119.2       14%              $40.8       $34.6      18%               30%           29%
 CSI                  29.3        28.0        5%                4.3         2.1     103%               15%            8%
                    ------      ------                        -----       -----
 Subtotal            165.3       147.2       12%               45.1        36.7      23%               27%           25%
 HQ Expense             --          --                         (6.3)       (7.0)     n/a
                    ------      ------                        -----       -----
 TOTAL              $165.3      $147.2       12%              $38.8       $29.7      31%               23%           20%
                    ======      ======                        =====       =====

GLOBAL TAX PLAN
In the fourth quarter of fiscal 1998, Cooper recorded a large tax benefit, reflecting the remaining anticipated value of its then $184 million of NOLs. As a result, Cooper now reports earnings as if it were a taxpayer with no NOLs. Cooper has implemented a global tax plan to minimize both the taxes reported in its income statement and the cash taxes paid. Based on a preliminary assessment, Cooper expects to reduce its effective tax rate to approximately 30% over the next several years compared with 32.7% for fiscal 1999. This plan may extend the cash flow benefits of the NOLs through 2003, assuming no acquisitions or stock issuances. During this period, Cooper expects to pay cash taxes of approximately 10% of pretax profits.

EARNINGS PER SHARE

All earnings per share figures in this report are diluted per share amounts.

FORWARD-LOOKING STATEMENTS

This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. To identify forward-looking statements, look for words like "believes," "expects," "may," "will," "should," "seeks," "approximately," "intends," "plans," "estimates" or "anticipates", and similar words or phrases. Discussions of strategy, plans or intentions often contain forward-looking statements. These, and all forward-looking statements, necessarily depend on assumptions, data or methods that may be incorrect or imprecise.

Events, among others, that could cause actual results and future actions to differ materially from those described by or contemplated in the forward-looking statements include major changes in business conditions and the economy, loss of key senior management, major disruptions in the operations of Cooper's manufacturing facilities, new competitors or technologies, significant disruptions caused by third parties failing to address the year 2000 issue or by unanticipated problems with our year 2000 compliance program, acquisition integration costs, foreign currency exchange exposure, investments in research and development and other start-up projects, dilution to earnings per share from acquisitions or issuing stock, regulatory issues, significant environmental clean-up costs above those already accrued, litigation costs, costs of business divestitures, and other factors described in Cooper's Securities and Exchange Commission filings, including the "Business" section in our Annual Report on Form 10-K for the year ended October 31, 1998.

Cooper cautions investors not to rely unduly on forward-looking statements. They reflect our analysis only on their stated date or the date of this press release.

The Cooper Companies, Inc. and its subsidiaries develop, manufacture and market specialty healthcare products. CooperVision, Inc., headquartered in Irvine, Calif., with manufacturing facilities in Huntington Beach, Calif., Rochester, N.Y., Toronto, Canada, and Hamble, England, markets a broad range of contact lenses for the vision care market. CooperSurgical, Inc., headquartered in Shelton, Conn., markets diagnostic products, surgical instruments and accessories for the gynecological market. Corporate offices are located in Irvine and Pleasanton, Calif. A toll free interactive telephone system at 1-800-334-1986 provides stock quotes, recent press releases and financial data. Cooper's Internet address is www.coopercos.com.

NOTE: CONSISTENCY IN REPORTING COOPER'S COMPARATIVE EARNINGS PER SHARE DATA

In fiscal 1998, Cooper declared its mental health services business, Hospital Group of America, a discontinued operation. It also accounted for the remaining tax benefits that it expects from its existing net operating loss carryforwards and will, going forward, provide for income taxes rather than receive tax benefits. To avoid confusion, comparisons of Cooper's results from fiscal 1998 to fiscal 1999 and comparisons versus published estimates must be reported on a consistent basis. The table below shows diluted earnings per share from continuing operations on both a pretax and after-tax basis for the third quarter of fiscal 1999, the fourth quarter of fiscal 1999 and against the consensus analysts' estimates published by First Call Corporation on December 10, 1999, and the fourth quarter of fiscal 1998.


                           The Cooper Companies, Inc.
                                 EPS Comparisons
                           From Continuing Operations


                             3Q 1999        4Q 1999                                              4Q 1998
                             -------        ------------------------------------------           -------
  Reporting Basis            Actual         Actual    Analysts' Consensus     Variance            Actual
  ---------------            ------         ------    -------------------     --------            ------
  Pretax                      $.68           $.78            $.78               --                 $.26

  After-tax                   $.46           $.53            $.52               $.01               $.16*(1)

                                                                                                 *Pro forma


(1) For 1998, we calculated pro forma after-tax income by taxing income from continuing operations at 40% as if Cooper could not benefit from its net operating loss carry forwards. 1999 actual figures do not require this adjustment.

Frequency 55'r', Frequency Aspheric'TM', Frequency Excel'TM', Frequency Encore'TM' and Preference'r' are trademarks of The Cooper Companies, Inc. FemExam'r' pH and Amines TestCard System'TM' is a registered trademark of Litmus Concepts, Inc.


                          [FINANCIAL STATEMENTS FOLLOW]

PRE AUDIT



                   THE COOPER COMPANIES, INC. AND SUBSIDIARIES
                   Consolidated Condensed Statements of Income
                    (In thousands, except per share figures)
                                   (Unaudited)



                                                               Three Months Ended                 Years Ended
                                                                    October 31,                   October 31,
                                                          --------------------------      --------------------------
                                                             1999            1998            1999            1998
                                                          ---------       ---------       --------        --------


Net sales                                                 $  45,222       $  40,649       $165,328        $147,192
Cost of sales                                                15,303          16,587         59,009          55,764
                                                          ---------       ---------       --------        --------
Gross profit                                                 29,919          24,062        106,319          91,428
Selling, general and administrative expense                  15,922          16,008         61,734          56,226
Research and development expense                                676             433          1,977           1,944
Amortization of intangibles                                     931           1,014          3,797           3,558
                                                          ---------       ---------       --------        --------
Operating income                                             12,390           6,607         38,811          29,700
                                                          ---------       ---------       --------        --------
Settlements of disputes, net                                     --           1,050             --           1,250
Interest expense                                              1,397           1,799          6,330           6,253
Other income, net                                               106             133            231             890
                                                          ---------       ---------       --------        --------
Income from continuing operations before
  income taxes                                               11,099           3,891         32,712          23,087
Provision for (benefit of) income taxes                       3,579         (32,859)        10,711         (34,723)
                                                          ---------       ---------       --------        --------
Income from continuing operations                             7,520          36,750         22,001          57,810
Discontinued operations:
    Net income                                                   --             746            129           4,336
    Gain (loss) on disposal                                      --         (22,300)         2,970         (22,300)
                                                          ---------       ---------       --------        --------
                                                                 --         (21,554)         3,099         (17,964)
                                                          ---------       ---------       --------        --------

Net income                                                $   7,520       $  15,196       $ 25,100        $ 39,846
                                                          =========       =========       ========        ========

    Diluted earnings per share:
    Continuing operations                                 $    0.53       $    2.45       $   1.54        $   3.79
    Discontinued operations                                      --           (1.44)          0.21           (1.18)
                                                          ---------       ---------       --------        --------
    Earnings per share                                    $    0.53       $    1.01       $   1.75        $   2.61
                                                          =========       =========       ========        ========

Number of shares used to compute
  earnings per share:                                        14,299          14,978         14,312          15,269
                                                          =========       =========       ========        ========

Memo diluted per share data from
  continuing operations:
    Income before income taxes                            $    0.78       $    0.26       $   2.29        $   1.51
                                                          =========       =========       ========        ========
    Net income (1998 is pro forma)                        $    0.53       $    0.16(1)    $   1.54        $   0.91(1)
                                                          =========       =========       ========        ========
    Cash flow(2)                                          $    0.92   $        0.39       $   2.82        $   1.93
                                                          =========       =========       ========        ========


(1) Income from continuing operations has been tax effected at 40% as if the Company could not benefit from its net operating loss carry forwards. The 40% tax rate was applied to the 1998 periods' income from continuing operations before income taxes to arrive at pro forma net income. No adjustments to 1999 figures were required.
(2) Pretax income from continuing operations plus depreciation and amortization.

                     THE COOPER COMPANIES, INC. AND SUBSIDIARIES
                         Consolidated Condensed Balance Sheets
                                   (In thousands)
                                    (Unaudited)


                                                               October 31,                    October 31,
                                                                  1999                           1998
                                                               --------                         -------


                ASSETS

Current assets:
   Cash and cash equivalents                                   $ 20,922                        $  7,333
   Trade receivables, net                                        26,792                          24,426
   Inventories                                                   33,430                          30,349
   Deferred tax asset                                            11,638                          15,057
   Net assets of discontinued operations                             --                          29,206
   Other current assets                                           7,679                           9,706
                                                               --------                        --------
       Total current assets                                     100,461                         116,077
                                                               --------                        --------
Property, plant and equipment, net                               40,319                          34,234
Intangibles, net                                                 80,518                          84,308
Deferred tax asset                                               56,519                          52,754
Other assets                                                      8,056                           8,668
                                                               --------                        --------
                                                               $285,873                        $296,041
                                                               ========                        ========


    LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Short-term debt                                                $  4,888                        $ 11,570
Other current liabilities                                        37,008                          35,131
                                                               --------                        --------
       Total current liabilities                                 41,896                          46,701
                                                               --------                        --------
Long-term debt                                                   57,067                          78,677
Other liabilities                                                22,767                          25,410
                                                               --------                        --------
       Total liabilities                                        121,730                         150,788
                                                               --------                        --------
Stockholders' equity                                            164,143                         145,253
                                                               --------                        --------
                                                               $285,873                        $296,041
                                                               ========                        ========


                                                                  ###